Exhibit 99.1

GlyEco Inc. Sells Consumer Segment

INSTITUTE, WEST VIRGINIA/ACCESSWIRE/ January 14, 2019 / GlyEco, Inc. (OTC PINK: GLYE)

On Friday, January 11, 2019, GlyEco Inc. completed the sale of the assets of its Consumer Segment, or antifreeze recycling and route sales business, to Heritage Crystal Clean, LLC (HCC). Heritage Crystal Clean’s current businesses include parts cleaning, containerized waste, vacuum services, used oil collection, re-refining and product sales, antifreeze recycling and field services. HCC has purchased the assets of our facilities in Minneapolis, MN, Tea, SD, Lakeland, FL, Rock Hill, SC, Indianapolis, IN, Landover, MD and Atlanta, GA.

This divestiture is a key step in the implementation of GlyEco’s strategic direction, which was announced last September. “The divestiture of our Consumer Segment will allow GlyEco to focus on its core strengths and streamline its operations, commented Richard Geib, President and CEO of GlyEco.

GlyEco will retain its manufacturing and sales businesses in additives, glycol, and the downstream additized glycol/water Performance Fluids, including antifreeze and heat transfer fluids, and will focus its remaining people and resources on these businesses. The company plans to grow aggressively, based on GlyEco’s competitive strengths of vertical integration, extensive technological expertise, and its established reputation and relationships in these markets. With its new blending facility at its Institute, West Virginia glycol plant site, GlyEco plans to make and sell several times the volume of antifreeze that its Consumer Segment had been selling annually.

As part of the consolidation enabled by this transaction, GlyEco will relocate its headquarters to the site of its glycol and Performance Fluids operations at Institute, West Virginia.

About GlyEco, Inc.

GlyEco is a developer, manufacturer and distributor of performance fluids for the automotive, commercial and industrial markets. We specialize in coolants, additives and Performance Fluids. We believe our vertically integrated approach, which includes formulating products, acquiring feedstock, managing facility construction and upgrades, operating facilities, and distributing products through our fleet of trucks, positions us to serve our key markets and enables us to capture incremental revenue and margin throughout the process. Our network of facilities, develop, manufacture and distribute high quality products that meet or exceed industry quality standards, including a wide spectrum of ready to use antifreezes and additive packages for the antifreeze/coolant, gas patch coolants and heat transfer fluid industries, throughout North America and certain international markets.

For further information, please visit: http://www.glyeco.com

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